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                                                                    EXHIBIT 10.8

                            WATER PURCHASE AGREEMENT



1.          IDENTIFICATION.

            THIS AGREEMENT is executed as of June ____, 1997, by and between ELSINORE VALLEY MUNICIPAL WATER DISTRICT, a municipal water district ("EVMWD") and WESTERN WATER COMPANY, a corporation ("WESTERN WATER").

2.          RECITALS.

            2.1 The purpose of this Agreement is to provide for the sale and delivery of water by EVMWD to WESTERN WATER for the temporary period hereinafter provided, and to set forth the terms and conditions under which said water shall be sold and delivered.

            2.2 EVMWD represents that it has properly determined that it has water available to sell to WESTERN WATER.

            2.3 WESTERN WATER is a water resource company engaged in the business of acquiring, owning, developing and marketing water supplies and water rights. WESTERN WATER represents that it desires to purchase water from EVMWD.

            NOW, THEREFORE, in reliance upon the above recitals and in consideration of the mutual covenants and promises of the parties hereinafter set forth, it is agreed as follows:

3.          AGREEMENT.

            3.1         Term of Agreement.

            The term of this Agreement, unless sooner terminated in accordance with the provisions herein, is for ten (10) years, which term shall commence July 1, 1997, and continue through June 30, 2006.




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            3.2 Minimum Purchase Obligation of Western Water.

            WESTERN WATER hereby purchases, and EVMWD hereby sells and agrees to deliver to WESTERN WATER, as hereinafter provided, during the term of this Agreement not less than forty thousand (40,000) acre-feet of water, with not less than four thousand (4,000) acre-feet delivered each year during the term of this Agreement.

            3.3 Payment for Minimum Sale and Purchase Obligation.

                (a) For each acre-foot of water provided by EVMWD in any one contract year, WESTERN WATER shall pay EVMWD at the rate of one hundred forty-five dollars ($145.00).

                (b) Beginning July 1, 1998, and on the same day of each year during the term of this Agreement, the per acre-foot cost of water provided by EVMWD to WESTERN WATER shall be adjusted by three and one-half percent (3.5%).

                (c) WESTERN WATER shall pay EVMWD for water delivered within thirty (30) days after delivery of such water and receipt of an invoice therefor from EVMWD.

            3.4 Additional Water.

                (a) When additional water is available, subject to use for existing customers upon execution of this Agreement, WESTERN WATER shall have the first right of refusal for up to an additional two thousand (2,000) acre-feet (the "Additional Acre-Feet") of water delivered by EVMWD during each year of the term of this Agreement. Each year during the term that EVMWD desires to sell Additional Acre-Feet, EVMWD shall notify WESTERN WATER in writing. WESTERN WATER shall have thirty (30) days from receipt of EVMWD's notice to notify EVMWD in writing that WESTERN WATER agrees to purchase the Additional



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Acre-Feet on the terms and conditions contained in this Agreement. If WESTERN
WATER elects not to purchase the Additional Acre-Feet during any year of the term of this Agreement, then EVMWD may sell to a third party the Additional Acre-Feet available for sale during that year.

                (b) For each additional acre-foot of water above the minimum obligation, WESTERN WATER shall pay the rate specified in Paragraph 3.3

                (c) WESTERN WATER shall pay EVMWD for additional water delivered above the minimum obligation within thirty (30) days after delivery of such water and receipt of an invoice therefor from EVMWD.

            3.5 Source of Water.

                The water which EVMWD is obligated to sell and deliver to WESTERN WATER may be provided from any source available to EVMWD.

            3.6 Delivery of Water.

                (a) Subject to availability and capacity, EVMWD shall deliver water to WESTERN WATER at such times and in such quantities as is requested from time to time by WESTERN WATER. EVMWD shall use its reasonable efforts to commence delivery of water as requested for delivery. If at the time specified by WESTERN WATER for delivery of water there is or there is expected to be insufficient availability or capacity to make such delivery, EVMWD shall promptly so advise WESTERN WATER, stating the reason for such lack of availability or capacity, and EVMWD shall continue to make all reasonable efforts to schedule and make delivery of the requested water as soon as possible.

                (b) No delivery of water shall be made during periods of rain.



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                (c) The water sold and delivered hereunder shall be discharged by EVMWD to the Prado Flood Control Basin ("Prado"), at which point ownership of and title to the water will pass to WESTERN WATER.

                (d) EVMWD will obtain, prior to delivery, all necessary permits, licenses or authorizations necessary to transport the water to Prado.

            3.7 Measurement of Water Delivered

                (a) EVMWD shall provide WESTERN WATER with an accounting of water delivered to Prado to support an invoice of payment. EVMWD shall determine the method and facilities necessary to provide measurement of water delivered to WESTERN WATER.

                (b) WESTERN WATER may at all reasonable times, and at its option and its own expense, inspect, examine and test the flow measurement facilities used by EVMWD to measure the delivery of water to WESTERN WATER by a designated employee or agent.

                (c) EVMWD shall assume and bear the burden of all losses of water attributable to evaporation, evapotranspiration and other causes during the course of transmission and until it is delivered to WESTERN WATER at Prado. The parties agree that losses due to evaporation and evapotranspiration will amount to three percent (3%) between the point of measurement upstream and its delivery at Prado. Accordingly, EVMWD shall be credited with only ninety-seven percent (97%) of the quantity of water measured at said flow meter facility with respect to any delivery of water, and it shall be obligated to discharge such additional quantity of water as will restore to the transmission facilities for delivery to WESTERN WATER said agreed loss of three percent (3%) of the water so measured.



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            3.8 Adjustments for Errors in Measurements of Water.

                If at any time an error is discovered in the measurement of deliveries of water, whether due to a malfunction of the flow meter in the measurement facility or to a mathematical calculation, appropriate adjustments shall be made in the amounts of water credited to EVMWD as having been delivered to WESTERN WATER.

            3.9 Quality of Water

                (a) All water delivered by EVMWD pursuant to this Agreement shall meet and comply with all water quality standards established and required by the State of California, Department of Health Services, for the applicable constituents in municipal drinking water excluding microbiological parameters; and by the State of California Regional Quality Control Board, Santa Ana River Region, Resolution No. 94-1 and the State Water Resources Control Board, Resolution No. 94-60, pursuant to the Santa Ana River Basin (8) Water Quality Control Plan published by the Santa Ana Regional Water Quality Control Board, or by any modification of said Resolutions or Basin plan; and by any other state, county or local agency having jurisdiction to fix minimum standards for the quality of water discharged to the Santa Ana River or its tributaries (including Temescal Creek) or stored in the Orange County Groundwater Basin.

                (b) EVMWD and WESTERN WATER shall agree on an independent third party which shall be contracted to collect samples for water quality analysis. Said analysis shall be conducted by an independent, licensed laboratory mutually agreeable to EVMWD and WESTERN WATER. During the first three days of any new water stream which is delivered to WESTERN WATER, a sample of water, together with water temperature, shall be acquired at the point of delivery and submitted for analysis required for municipal drinking water.



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Results of the analysis shall promptly be provided to EVMWD and to WESTERN WATER for review.

                (c) In the event that delivered water flows continuously for more than four (4) weeks, another sample shall be taken and analyzed four (4) weeks after the new water stream began. In the event that delivered water flows continuously thereafter, regular water quality sampling and analysis shall occur at bi-monthly intervals for as long as continuous water flows are delivered to WESTERN WATER.

                (d) If water delivered by EVMWD does not meet the requirements of subparagraph (a) of Paragraph 3.9 above, then all deliveries of water hereunder shall cease immediately. Deliveries of water shall not be recommenced until the parties are in agreement that the water to be delivered will meet and comply with all applicable water quality standards.

            3.10 Adjustments for Delivery of Water of Unacceptable Quality.

                If upon any test of the quality of the water being delivered it is found that the water is not in substantial compliance with the quality standards referred to in subparagraph (a) of Paragraph 3.9 above, EVMWD shall not be credited with delivery of such water.

            3.11 Repair and Maintenance Obligations.

                It shall be the duty and obligation of EVMWD, at its sole expense (a) to maintain in good operating condition, and to repair or replace, if necessary, the flow measurement facilities described in Paragraph 3.7 above, and (b) to properly maintain and repair all facilities used to carry water for delivery to WESTERN WATER hereunder.



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            3.12 Annual Accounting for Deliveries.

                (a) Excluding deliveries of water pursuant to Paragraph 3.4 above, if at the end of any contract year EVMWD shall have delivered more water to WESTERN WATER than it is obligated to deliver under this Agreement, then, absent some other mutual arrangement by the parties, the amount of water which EVMWD is obligated to deliver to WESTERN WATER for the following contract year shall be reduced by the amount of such excess deliveries. If during the last year of the term EVMWD shall have delivered more water to WESTERN WATER than it is obligated to deliver under the terms of this Agreement, then WESTERN WATER shall pay for such excess water at the rate specified in Paragraph 3.3 above.

                (b) If at the end of any contract year EVMWD shall not have delivered to WESTERN WATER the quantity of water that it is obligated to have delivered by such date, WESTERN WATER shall request the delivery of the amount of such deficiency as soon as it can be delivered.

            3.13 Termination of Agreement by WESTERN WATER.

                If EVMWD shall at any time during the term of this Agreement, for any reason, be unable, or be unwilling without just cause, to comply further with its obligations under this Agreement, or if it shall at any time breach this Agreement in a material way by failing to provide and deliver water to WESTERN WATER in the quantities required of it hereunder, or at the times required hereunder, or of the quality required hereunder, and if it shall fail to cure any breach within a reasonable period of time thereafter, the sole remedy available to WESTERN WATER against EVMWD shall be to terminate this Agreement by written notice to EVMWD, and such termination shall not give rise to any damages claim.



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            3.14 Fees, Expenses and Costs Incurred Prior to Agreement.

                  Each party shall be responsible for its own fees and expenses incurred in connection with the negotiations for and the making and approval of this Agreement. This shall include, but not be limited to, attorney, consultant and administrative fees and expenses.

            3.15 Fees, Expenses and Costs Incurred During Term of Agreement.

                  WESTERN WATER shall pay up to Fifty Thousand Dollars ($50,000) or fifty percent (50%) of the cost, whichever is less, for the physical improvements needed by EVMWD to deliver water pursuant to this Agreement. WESTERN WATER shall pay EVMWD for its share of the cost of such physical improvements within thirty (30) days after receipt of an invoice, with appropriate backup documentation, detailing the physical improvements constructed and the total cost therefor, as of the date of such invoice. WESTERN WATER shall not compensate or reimburse EVMWD for any additional fees, costs or expenditures it makes or incurs relating to or arising out of its performance of its obligations hereunder, other than payment for additional water delivered pursuant to a request made under Paragraph 3.4 above.

            3.16 Representations and Warranties.

                (a) EVMWD hereby represents and warrants as follows:

                    i) It reaffirms that it has the production capacity to provide not less than four thousand (4,000) acre-feet of water to WESTERN WATER each year for the term of this Agreement.

                    ii) It reaffirms that it has the capability and legal authority to deliver the four thousand (4,000) acre-feet to WESTERN WATER as a customer of EVMWD.



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                (b) Each of the parties makes the following representations and warranties to the other party:

                    i) The persons who have executed this Agreement have been authorized to do so by the party on whose behalf the party is signing. All documents to be delivered under this Agreement will be executed by an authorized person. Each party has a good and legal right to enter into this Agreement and to perform all covenants of that party contained herein.

                    ii) None of the warranties, representations or statements made by any party to this Agreement, including those made in the above recitals, contains any untrue statement of material fact or omits a material fact necessary to make the statements not misleading. All representations and warranties of any party shall be true on and as of the date that this Agreement is executed.

            3.17 Successors and Assigns.

                  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Neither party may delegate any of its duties or obligations hereunder without the prior written consent of the other party. Although EVMWD has the right to assign its rights under this Agreement, it shall in any such event remain liable as a guarantor of all duties and obligations imposed upon it by this Agreement. Any assignment of this Agreement shall be effective only if the assignee assumes the duties and obligations of the assignor in writing duly executed and delivered by the assignor to the other party.



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            3.18 Attorneys' Fees.

                  In the event of any litigation between the parties hereto seeking to enforce or to interpret rights under this Agreement, or seeking damages for breach of this Agreement, the party prevailing in such litigation, on trial or appeal, shall, in addition to such other relief as may be awarded or granted by the court, be entitled to a reasonable sum as and for its attorneys' fees incurred in prosecuting or defending such litigation, such sum to be fixed by the court. Such attorneys' fees and costs shall be included in and as a part of any judgment or decree entered in the action.

            3.19 Confidentiality.

                  All information and data, as well as all documents, provided by one party to the other for the purpose of negotiating this Agreement, shall, together with all information, data and documents provided by one party to the other during the term of this Agreement or until its earlier termination, shall be regarded as strictly confidential. Such information, data and documents shall not be disclosed to third parties except as may be required by law or be necessary to carry out an obligation of the party under this Agreement.

            3.20 Notices.

                  All notices and other communications authorized or required under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) mailing by certified mail or registered mail, return receipt requested, postage prepaid, or by United States Express Mail, or (c) delivery by commercially-recognized courier service. Any such notice or other communication shall be deemed to have been given on the date of delivery or of a refusal to accept delivery, if addressed as follows:



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                             Attn.: General Manager
                             Elsinore Valley Municipal Water District
                             31315 Chaney Street
                             Post Office Box 3000
                             Lake Elsinore, California 92531

                             Attn.: Eric R. Robbins, Vice President
                             Western Water Company
                             4660 La Jolla Village Drive, Suite 825
                             San Diego, California 92122

            3.21 Entire Agreement.

                  This Agreement contains the entire agreement between the parties pertaining to the subject matter. It supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding and enforceable unless executed in writing by both parties.

            3.22 Waiver.

                  No waiver of any provision of this Agreement shall constitute or be deemed to be a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless it is executed in writing by the party making the waiver.

            3.23 Applicable Law.

                  This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California.

            3.24 Captions.

                  The captions to the paragraphs of this Agreement are inserted for convenience only and shall not affect the intent or interpretation of this Agreement.



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            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

WESTERN WATER COMPANY                          ATTEST:



By:_____________________________               _______________________________
     Peter L. Jensen                            Secretary
     Chairman of the Board and
     President

     "WESTERN WATER"



ELSINORE VALLEY MUNICIPAL                      ATTEST:
WATER DISTRICT:



By:______________________________              _______________________________
            (Name)                             Secretary

   ______________________________
            (Title)

            "EVMWD"



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